Exhibit 10.30

December 31, 2007

By hand delivery

Mr. Gary S. Jensen

PO Box 3341

Ponte Vedra, Florida 32004

Dear Gary:

Effective as of the date hereof (the “Effective Date”), you voluntarily resigned as Senior Vice President and Chief Financial Officer of MSC - Medical Services Company (the “Company”) and as an officer of MCP-MSC Acquisition, Inc. (the “Parent”). In light of your knowledge and experience, however, and to ensure a smooth transition with your successor, the Company wishes to retain your services as a consultant for a period of time following the Effective Date. The purpose of this letter is to confirm the agreement between you and the Company concerning the termination of your employment and your consulting arrangements, as follows:

1. Resignation. In signing this Agreement, you acknowledge that you have resigned your employment, and all positions and offices which you hold, with the Company, the Parent and any of their parents, subsidiaries and other affiliates, including without limitation your position as Senior Vice President and Chief Financial Officer of the Company, effective as of the Effective Date. As of the Effective Date, Sections 1 through 8 (inclusive) of the Amended and Restated Employment Agreement dated as of July 16, 2007 (the “Employment Agreement”) among you and the Company shall terminate and be of no further force or effect; provided, however, that Sections 9 through 18 (inclusive) of the Employment Agreement shall remain in full force and effect notwithstanding the termination of the other Sections thereof.

2. Salary and Vacation Pay; Expense Reimbursement.

(a) You acknowledge that you have received pay for all work you have performed for the Company through the Effective Date, to the extent not previously paid, as well as pay, at your final base rate of pay of $270,000 per year, for the vacation days you had earned, but not used, as of the Effective Date determined in accordance with Company policy and as reflected on the books of the Company. For purposes of clarity, the Company confirms it has paid you concurrently herewith for 5 days of accrued vacation that were unused as of the effective date of this agreement. You are entitled to this vacation pay whether or not you sign this Consulting Agreement.

(b) The Company will, consistent with its past practices with you and in accordance with its business expense reimbursement policies, reimburse you promptly for all reasonable business expenses incurred by you, on behalf of the Company, up until the Effective Date which have not yet been reimbursed (subject to the Company’s approval, not to be unreasonably withheld or delayed). You will use your reasonable efforts to submit all requests for reimbursement within 30 days of the date hereof.

(c) You acknowledge and agree that the payments provided under this Paragraph 2 are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company, pursuant to the Employment Agreement, or otherwise, through the Effective Date and that, except as expressly provided under section 3 of this Agreement, no further compensation is owed to you.

3. Severance Pay. In connection with your resignation from employment, MSC agrees to provide you with certain compensation to which you would not be entitled absent your execution of this Consulting Agreement. You shall receive the following:

(a)	MSC agrees to pay severance pay in an amount equal to nine (9) months of your base rate of pay of $270,000 per year (less tax-related payroll deductions) (the “Severance Pay”) to be paid in accordance with MSC’s normal pay practices commencing on the Effective Date through September 30, 2008 (the “Severance Period”).

(b)	Should you elect continuing medical and dental benefits under COBRA, MSC agrees to pay your COBRA premium payments during the Severance Period. All other benefits shall cease. It is agreed that the costs for COBRA medical and dental benefits will be borne directly by MSC and Mr. Jensen will have no “out of pocket” expenses for such COBRA payments. After the expiration of the Severance Period, you may continue such coverage for any remaining period of eligibility, provided you pay the entire cost of the premiums then in effect. You are entitled to COBRA health coverage continuation at your own expense whether or not you sign this Consulting Agreement.

You agree that the payments made or to be made pursuant to this Paragraph 3 exceed the normal amount of Severance Pay that would be provided to you under the policies or practices of MSC.

4. Consulting Services.

(a) Consulting Period. The Company hereby engages your services as a consultant to the Company for a period of four (4) months commencing on the Effective Date and expiring on April 30, 2008, unless earlier terminated as set forth in Paragraph 4(d) below (the “Consulting Period”). At the end of the Consulting Period, your provision of Consulting Services (as defined below) shall automatically terminate, unless both parties mutually agree to extend such Consulting Period.

(b) Consulting Fees. During the first two months of the Consulting Period, the Company will pay you as consulting fees a lump sum equal to $22,500 per month as set forth below (the “Initial Consulting Fees”). Thereafter, the Company shall pay you an hourly consulting fee equal to One Hundred Thirty and No/100 Dollars ($130.00) for all services rendered pursuant to this

Agreement. Your consulting fee shall be payable as follows: (i) at the conclusion of each month during the Consulting Period, you shall receive payment of fifty percent (50%) of the consulting fees earned for such month (within 5 business days following the end of each month); and (ii) on the fifth business day following the conclusion of the Consulting Period, you shall receive the remaining fifty percent (50%) of the consulting fees earned during the Consulting Period. The Company agrees, for so long as you provide the Consulting Services to the satisfaction of the President of the Company, to guarantee you at least the first two months of Consulting Services during the Consulting Period. You agree to keep detailed records of your time in the form of time sheets that will be provided on a weekly basis to the Chief Executive Officer. In addition, you will be entitled to receive prompt reimbursement for all reasonable business expenses incurred by you in connection with the provision of the Consulting Services described below (subject to the Company’s approval, not to be unreasonably withheld or delayed), subject to your providing reasonable documentation thereof.

(c) Consulting Services. During the Consulting Period, you shall make yourself available to the Company, from locations and at times reasonably requested by the Company, to provide such advice and other consulting services, reasonably related to your skills and experience, as the Company may from time to time request, which services shall relate to, among other things: the transition of the financial and accounting activities of the Company to your successor to the Chief Financial Officer position of the Company; assistance with the completion of the Company’s Fiscal Year 2007 financial audit; continued assistance with the Company’s Sarbanes Oxley Compliance Program; assistance with the drafting of the Company’s annual financial report; and such other matters reasonably requested by the Company (the “Consulting Services”). You agree to coordinate with the Company any periods of your unavailability due to vacations or other reasonable absences, so as to continue to meet the Company’s needs throughout the Consulting Period. It is mutually agreed that during the initial two months of the Consulting Period, Mr. Jensen agrees to dedicate his full time and attention to the Consulting Services, i.e. Mr. Jensen agrees not to engage in any other means of employment or perform other consulting services during the first two months of the Consulting Period other than on your own time outside of ordinary business hours. Thereafter, Mr. Jensen may pursue other means of employment and/or consulting services for so long as such employment or services are permissible under his Employment Agreement and do not interfere with his continued provision of the Consulting Services hereunder. It is agreed that all Consulting Services provided by you to the Company during the Consulting Period shall be performed as an independent contractor and not as an employee of the Company. The Company shall provide you with customary administrative services and other support as you may reasonably request from time to time.

(d) Termination of Consulting Period. Notwithstanding paragraph 4(a) above, the Company may terminate your provision of the Consulting Services at any time. However, in the event the Company were to choose to terminate these consulting services in advance of the scheduled end of the Consulting Period as specified in section 4(a) above, the Company agrees to (i) pay Mr. Jensen for any time incurred but not billed, and (ii) ensure that Mr. Jensen will have been paid the Initial Consulting Fees (provided that such termination was not due to the dissatisfaction of the President of the Company with respect to such Consulting Services). In the event that during the Consulting Period your provision of the Consulting Services terminates pursuant to the immediately preceding sentence, then the Company will continue to pay you (or your heirs) as specified in Paragraph 3 above. The parties hereby agree to provide a mutual release of claims (on the same terms as set forth in Paragraph 7 below) on the date of the termination of the Consulting Services.

5. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

6. Status of Employee Benefits and Paid Time Off. You acknowledge that your participation in all employee benefit plans of the Company (other than any election under COBRA set forth in Paragraph 3(b) above) has ended as of the Effective Date, in accordance with the terms of those plans.

7. Release of Claims. In exchange for the promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of both parties to this Agreement, both parties and their heirs, executors, administrators, beneficiaries, personal representatives and assigns, mutually agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims except those rights, claims and causes of action relating to the enforcement of this Agreement, whether known or unknown, that the parties have had in the past, now have, or might now have, in any way related to, connected with or arising out of Mr. Jensen’s employment or its termination including but not limited to claims pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any other federal, state or local law, regulation or other requirement and the parties to this Agreement hereby mutually release, waive and forever discharge each other their Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, agents, representatives, successors and assigns and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims, except those rights, claims and causes of action relating to the enforcement of this Agreement. This Agreement, including the release of claims set forth in this paragraph, creates legally binding obligations and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of your advisors; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

8. Indemnification. The Company and the Parent shall continue to indemnify you and advance you expenses in the same manner in which, and to the fullest extent, they indemnify and advance the expenses of their respective officers and directors under applicable state law. You agree to promptly notify the Company and the Parent of any actual or threatened claim arising out of or as a result of your employment with the Company. Moreover, for your benefit to cover claims and liabilities asserted against you and expenses you may incur thereto related as a result of your service as an officer and director of the Parent and any of its subsidiaries (including the Company), the Company agrees that you shall, for a period of six years from the date hereof, be covered by any directors’ and officers’ liability insurance of the Company and the Parent, to the extent either of them has procured such directors’ and officers’ liability insurance for the directors and officers of the Company and the Parent, it being understood that neither the Parent nor the Company is under any obligation to maintain such insurance.

9. Miscellaneous.

(a) This Agreement and Sections 9 through 18 (inclusive) of the Employment Agreement constitute the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, including without limitation the Employment Agreement.

(b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company or its expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(c) The obligation of the Company to make payments and provide benefits to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement and Sections 9 through 18 (inclusive) of the Employment Agreement.

(d) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

(e) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

(f) This is a Florida contract and shall be governed and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof.

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If the terms of this Consulting Agreement are acceptable to you, please sign, date and return it to the Company within twenty-one days of the date you receive it. For a period of seven (7) days following your execution of this Consulting Agreement, you may revoke this Consulting Agreement, and this Consulting Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired. If you do not revoke it, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

MSC-MEDICAL SERVICES COMPANY

By:	/s/ Joseph P. Delaney
Name:	Joseph P. Delaney
Title:	President and CEO

Accepted and agreed:

Signature:	/s/ Gary S. Jensen
Gary S. Jensen

Date:	December 31, 2007